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                                                           FOR IMMEDIATE RELEASE

                                  Safeguard Contacts: Michael Miles
                                                      Sandi Murtland
                                                      (888) 733-1200

                                  Investor Contact:   Jody Burfening
                                                      Lippert/Heilshorn & Assoc.
                                                      (212) 838-3777

          SAFEGUARD SCIENTIFICS ANNOUNCES COMPUCOM PURCHASE OF ENTEX
                   TECHNOLOGY ACQUISITION SERVICES DIVISION

Wayne, PA, May 21, 1999--Safeguard Scientifics, Inc. (NYSE:SFE), the developer and operator of Internet technology companies, announced today that its majority-owned subsidiary, CompuCom Systems, Inc. (Nasdaq: CMPC), a leading network integration company and computer reseller, has purchased the Technology Acquisition Services Division ("TASD") of ENTEX Information Services, Inc. in a cash transaction.

     TASD was credited with approximately $1.8 billion in sales for the twelve-month period ending March 28, 1999. CompuCom purchased TASD's product inventory, certain fixed assets, and operating business for $30 million in excess of the fair market value of the inventory and fixed assets. As part of the acquisition, CompuCom hired TASD sales representatives located throughout major U.S. markets. John Lyons, former president of TASD, will join CompuCom's senior management team as vice president of sales.

     The acquisition provides CompuCom immediate relationships with over 500 large enterprise clients. Harry Wallasea, CompuCom's chairman of the Board and president and COO of Safeguard, said "CompuCom also broadens its ability to develop extranets with enterprise clients as a way to improve the supply chain. The move also provides CompuCom with the ability to continue to expand its value added service offerings."

     "We are extremely excited about the opportunities this acquisition presents for our customers, our associates, and for the new CompuCom," commented Tom Lynch, CompuCom's president and chief operating officer. "With this acquisition, we are confident that we have the right people and the right tools to compete in an increasingly challenging environment."


                                     -MORE-


About CompuCom
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CompuCom Systems, Inc., headquartered in Dallas, Texas, is a leading provider of network integration services and distributed desktop products for large corporate customers nationwide. By serving as a primary partner for evaluating, acquiring, and deploying new technologies, CompuCom helps clients focus on core business activities and reduce their total cost of system ownership. Service offerings include network deployment projects, consulting and asset management, network management, help desk and field engineering, as well as computer and computer peripheral procurement, configuration, distribution and software management. CompuCom is accessible via the Internet at http://www.compucom.com.

About Safeguard

Safeguard Scientifics, Inc. (www.safeguard.com) develops and operates rapidly growing information technology companies that together form a community of shared resources with a strategic emphasis in eCommerce, enterprise applications, and network infrastructure, all of which are expected to benefit from the growing use of the Internet as a fundamental business tool. A long-term partner, Safeguard works closely with its partnership companies providing numerous operational and management services to build value in preparation for going public and beyond. Safeguard's partnership companies include privately held companies and public companies. Safeguard also assists in managing and working with several venture capital funds.


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